EXHIBIT 99.1
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FOR IMMEDIATE RELEASE                                              Press Release
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FOR MORE INFORMATION, CONTACT:
Glenn A. Forbes
Chief Financial Officer
(203) 341-4264



PLAYTEX PRODUCTS AMENDS CREDIT AGREEMENT LOWERING
INTEREST RATES; REDUCES DEBT BY $21.8 MILLION


WESTPORT, CT (MAY 29, 2002) - PLAYTEX PRODUCTS, INC. (NYSE: PYX), announced the completion of an amendment to its existing Credit Agreement resulting in a reduction in interest rates going forward. The Company issued a new $450.0 million Term C loan and, together with $21.8 million of cash, fully repaid its $76.0 million Term A loan and its $395.8 million Term B loan. The Term C loan is priced at LIBOR plus 2.25% replacing the Term A loan at LIBOR plus 2.75% and Term B loan at LIBOR plus 3.00%.

The Company will realize interest savings of approximately $3.1 million over the next year. In the second quarter of 2002, the Company will record an extraordinary loss on early extinguishment of debt of $3.8 million after tax related to the Term A and Term B loans. Earnings per share are expected to be accretive by approximately $.02 in 2002 (before extraordinary loss) and $.03 in 2003.

"This opportunistic repricing was achievable due to favorable conditions in the syndicated loan market combined with the strength of the Company's cash flows derived from our portfolio of leadership brands. We continue to have strong support from our lenders as Playtex is known as a quality credit in the debt markets," stated Glenn Forbes, Chief Financial Officer of Playtex.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, BINKY, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX GLOVES, BINACA and OGILVIE.


THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

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